  EXHIBIT 99.1

31 January 2013

PRESS RELEASE FOR IMMEDIATE RELEASE: January 31, 2013 CONTACT: Jamie Boulding Parabel Inc. Phone: +1 (321) 409-7436

PARABEL RECEIVES $15 MILLION INVESTMENT
Abu Dhabi partner will provide financial and strategic support

MELBOURNE, FL – January 31, 2013 – Parabel Inc. (OTCQB: PABL), a global provider of micro-crop technology for the commercial production of feed and food, today announced an investment of $15,000,000 in the form of a convertible note from an Abu Dhabi partner.

“This transaction will be important, not only in helping to finance the company’s aggressive commercialization plans, but also in terms of strategically positioning Parabel in critical markets in Africa, Asia and the Middle East,” said Anthony Tiarks, Chairman and CEO of Parabel. “I am delighted to confirm this substantial injection of funds into Parabel, and I am excited about the opportunity to work closely with our partner in Abu Dhabi to enable the company to achieve its significant commercial potential.”

About Parabel
Parabel Inc. (OTCQB: PABL), based in Melbourne, Florida, provides micro-crop technology to meet the significant and growing demand for feed and food in global markets. The company’s solution is designed to deliver strong economic returns to customer licensees as a consequence of continuous, year-round production operations. Parabel also intends to provide social and environmental benefits, through job creation, community investment, food security promotion, and sustainable production that absorbs atmospheric carbon dioxide without polluting soil or water. For more information about Parabel, please visit our website at www.parabel.com.

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